UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  05/31/2005

SumTotal Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-50640

Delaware	42-1607228
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1808 N. Shoreline Blvd.
Mountain View, CA 94043
(Address of Principal Executive Offices, Including Zip Code)

650-934-9500
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On May 31, 2005, the Board of Directors of SumTotal Systems, Inc. (the "Company") approved the acceleration of vesting of certain unvested and "out-of-the-money" stock options with exercise prices equal to or greater than $5.60 per share previously awarded to its employees, including its Section 16 officers, under each of the Company's equity compensation plans. This approval was based on a recommendation of the Compensation Committee of the Board of Directors, which consists entirely of independent directors, and reflects an approximate 10% premium over the average closing price of the Company's common stock over the last 90 days.

The acceleration of vesting will be effective for stock options outstanding as of May 20, 2005. Options to purchase approximately 1.6 million shares of common stock, or 64% of the Company's outstanding unvested options, 446,000 of which are held by the Company's Section 16 Officers, will become exercisable upon the Company's compliance with NASDAQ and SEC rules.

The purpose of the acceleration is to enable the Company to avoid recognizing the future compensation expense associated with the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment ("SFAS 123R"). SFAS 123R, when effective, will require all share-based payments to employees, including granting of employee stock options, to be recognized as compensation expense on the Company's consolidated statement of operations, rather than as a footnote disclosure, based on their fair values. SFAS 123R will become effective to the Company beginning in the first quarter of the Company's fiscal year 2006. The pre-tax charge to be avoided amounts to approximately $7.0 million over the course of the remainder of the original vesting periods, which, on average, is approximately 1.9 years from January 1, 2006. The acceleration of the vesting of these options did not result in a charge based on generally accepted accounting principles. The Company also believes that because the options to be accelerated have exercise prices in excess of the current market value of the Company's common stock, the options have limited economic value and are not fully achieving their original objective of incentive compensation and employee retention.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

SumTotal Systems, Inc.

Date: June 01, 2005.	By:	/s/ Erika Rottenberg
Erika Rottenberg
Senior Vice President, General Counsel and Secretary